This report is signed on behalf of the registrant (or depositor or trustee).



                    City of Los Angeles State of California

Date:




Name of Registrant, Depositor, or Trustee: Separate Account Fund C of Transamerica Occidental Life Insurance Company






By:               James B. Roszak
                  President, Life Insurance Division and
                  Chief Marketing Officer

Witness:          Susan Vivino
                  Paralegal